Exhibit (d)(1)(vi)

Schedule A to

Investment Management Agreement

Amended as of October 26, 2015

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Ashmore Emerging Markets Corporate Debt Fund	1.15%
Ashmore Emerging Markets Local Currency Bond Fund	0.95%
Ashmore Emerging Markets Short Duration Fund	0.65%
Ashmore Emerging Markets Debt Fund	0.90%
Ashmore Emerging Markets Total Return Fund	1.00%
Ashmore Emerging Markets Equity Fund	1.15%
Ashmore Emerging Markets Equity Opportunities Fund	0.00%
Ashmore Emerging Markets Small-Cap Equity Fund	1.50%
Ashmore Emerging Markets Frontier Equity Fund	1.50%

Dated as of: October 26, 2015

[signature page follows]

[Schedule A to Investment Management Agreement]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this amended Schedule A to the Investment Management Agreement to be signed on its behalf by its duly authorized representative, as of the date hereof.

ASHMORE FUNDS

By:	/s/ Michael S. Perman
Name:	Michael S. Perman
Title:	Secretary

ASHMORE INVESTMENT ADVISORS LIMITED

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Authorised Signatory

Date: October 26, 2015

[Schedule A to Investment Management Agreement]